SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2010

SALARY.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation or organization)

001-33312	04-3465241
(Commission file number)	(I.R.S. employer identification no.)

160 Gould Street, Needham, Massachusetts 02494

(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code: (781) 851-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)

Employment	Agreement

As previously disclosed on the Form 8-K filed by Salary.com, Inc. (the “Company”) with the Securities and Exchange Commission on February 25, 2010, the Company’s Board of Directors appointed Paul Daoust to serve as the President and Chief Executive Officer of the Company on an interim basis effective February 20, 2010. In connection with this appointment, on April 21, 2010, the Company entered into an Employment Agreement with Mr. Daoust to serve as the Company’s interim Chief Executive Officer effective February 20, 2010. This Employment Agreement was effective as of April 12, 2010.

Under the Employment Agreement, Mr. Daoust will receive an annual base salary of $300,000 and his target bonus will be 50% of his base salary (pro rated for fiscal 2010). His bonus will be determined based on the achievement of performance goals to be established by the Compensation Committee of the Company’s Board of Directors. Pursuant to the terms of the Employment Agreement, Mr. Daoust will be granted restricted stock units for 141,129 shares of the Company’s common stock, which will vest in full on the date on which the Company’s next chief executive officer commences employment with the Company. In addition, Mr. Daoust will be granted an option to purchase 179,487 shares of the Company’s common stock having a value of $350,000 (using the Black-Scholes model on the grant date based on the assumptions used by the Company for its financial reporting purposes). This option will vest in equal semi-annual installments over four years for so long as Mr. Daoust is an employee or director of the Company or otherwise provides services to the Company. The vesting of this option will be accelerated in full if Mr. Daoust seeks election as a director of the Company but is not re-elected to the Company’s Board of Directors at the Company’s 2011 annual meeting or if Mr. Daoust is unable to continue as a director of the Company due to his death or disability. The Company has also agreed to reimburse Mr. Daoust for the legal and other expenses incurred by him in connection with his Employment Agreement, up to a maximum of $20,000.

Mr. Daoust’s employment will terminate automatically on the date on which the employment of the Company’s next chief executive officer commences. The Board of Directors of the Company has appointed a special committee to seek a suitable permanent chief executive officer. If Mr. Daoust’s employment is terminated by the Company without cause or by Mr. Daoust for good reason prior to the employment of a new chief executive officer, Mr. Daoust is entitled to receive an amount equal to his annual base salary plus his target bonus, payable over the 12 month period following his termination. Mr. Daoust is also entitled to medical and health coverage at the rates applicable to active employees during such period. In addition, if Mr. Daoust’s employment is terminated by the Company or its successor without cause in conjunction with a change of control the Company, Mr. Daoust is entitled to receive 1.5 times his base salary plus 1.5 times his target bonus, medical and health coverage at the rates applicable to active employees for 18 months following his termination and full acceleration of vesting of his restricted stock unit and option awards.

Pursuant to his Employment Agreement, Mr. Daoust has also agreed to certain non-competition, non-solicitation and confidentiality obligations in favor of the Company.

The above description of the Employment Agreement is a summary and is qualified in its entirety by the Employment Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Retention Bonus Letter Agreement

On April 20, 2010, Salary.com, Inc. (the “Company”) entered into a letter agreement with Bryce Chicoyne, the Company’s Senior Vice President and Chief Financial Officer, granting Mr. Chicoyne a retention bonus to provide additional incentives to Mr. Chicoyne to assist the Company during its search for a permanent chief executive officer. Pursuant to this letter agreement, the Company has agreed to pay Mr. Chicoyne a bonus of $75,000 in connection with the employment of the Company’s next chief executive officer. This bonus is payable on the earlier of: (i) the first business day 90 days after the commencement of the new chief executive officer’s employment, and (ii) December 31, 2010. If Mr. Chicoyne’s employment is terminated by the Company without cause prior to such date, he will be entitled to receive the full retention bonus.

The above description of the Retention Bonus Letter Agreement is a summary and is qualified in its entirety by the Retention Bonus Letter Agreement itself, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Salary.com and Paul Daoust dated as of April 12, 2010

10.2	Retention Bonus Letter Agreement between Salary.com, Inc. and Bryce Chicoyne dated April 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARY.COM, INC.

Date: April 26, 2010	By:	/s/ Bryce Chicoyne
Bryce Chicoyne
Secretary, Senior Vice President and Chief Financial Officer